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                                                                    EXHIBIT 3.04

                     CERTIFICATE OF DETERMINATION OF RIGHTS,
                           PRIVILEGES AND PREFERENCES
                     SERIES B PREFERRED STOCK, NO PAR VALUE
                   OF CARACO PHARMACEUTICAL LABORATORIES LTD.

         The Chairman and Secretary of the Independent Committee of the Board of Directors (the "Independent Committee") hereby certify that:

         They are the duly elected Chairman and Secretary, respectively, of the Independent Committee of CARACO PHARMACEUTICAL LABORATORIES LTD., a Michigan corporation (the "Corporation").

         Pursuant to authority given by the Corporation's Amended and Restated Articles of Incorporation, the Independent Committee of the Board of Directors of the Corporation at a meeting of the Independent Committee at which a quorum was present, held on November 21, 2002, has adopted the following resolutions:

         Whereas, pursuant to that certain Agreement ("Agreement") dated November 21, 2002, between the Corporation and Sun Pharma Global, Inc., ("Sun Global") Corporation is required to issue convertible preferred stock to Sun Global and/or its affiliates as provided in such Agreement.

         Whereas, the Amended and Restated Articles of Incorporation of the Corporation currently authorizes one class of shares designated preferred shares, comprising 5,000,000 shares issuable from time to time (the "Preferred Stock"), and one class of shares designated common shares, comprising 30,000,000 shares issuable from time to time (the "Common Stock"); and

         Whereas, the Board of Directors and/or a committee of the Board of Directors of the Corporation is authorized to issue shares of Preferred Stock in series and to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon each series of Preferred Stock; and

         Whereas, the Corporation has authorized pursuant to a Certificate of Determination, the issuance of Series A Preferred Stock ("Series A Preferred") consisting of 285,714 designated shares, but none of such Series A Preferred are currently outstanding;

         Whereas, in the judgment of the Board of Directors of the Corporation, it is advisable and in the best interests of the Corporation that the officers of the Corporation be authorized to issue and deliver a new series of Preferred Stock;

         RESOLVED, that pursuant to the Corporation's obligations under the Agreement and pursuant to the authority expressly granted to and vested in the Corporation's Board of Directors by the Corporation's Amended and Restated Articles of Incorporation, the Independent Committee hereby creates a series of Preferred Stock of the Corporation, no par value, to be designated the "Series B Convertible Preferred Stock" (hereinafter referred to as the "Series B Preferred") and to consist of 13,600,000 shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series B Preferred, as follows:

DIVIDEND RIGHTS.

         No dividends shall accrue or be payable to the holders of the Series B Preferred.

VOTING RIGHTS.

         Except as otherwise required by law or provided herein, holders of Series B Preferred shall have no voting rights.


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LIQUIDATION PREFERENCE.

         In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (the "Event"), the holders of shares of Series B Preferred will be entitled by reason of their ownership thereof, to receive out of the assets of the Corporation pro rata, but prior to and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of the Common Stock an amount per share equal to the value attributed by the Corporation to the Series B Preferred Shares on the respective dates on which they were earned and will not be entitled to receive any portion of the remaining assets of the Corporation. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred are insufficient to permit the payment to such holders of the whole preferential amount, then the entire assets and funds of the Corporation legally available for distribution to the holders of the capital stock of the corporation will be distributed ratably among the holders of the Series B Preferred and the holders of Common Stock shall receive nothing. After payment has been made to the holders of the Series B Preferred of the full amounts to which they are entitled as aforesaid, any remaining assets will be distributed ratably to the holders of other series of Preferred Stock (if any) and of Common Stock. The holders of the Series B Preferred shall not be entitled to participate in dividends or distributions upon liquidation or dissolution of the Corporation, other than their priority liquidation distribution as provided herein.

CONVERSION.

         The holders of the Series B Preferred shall be entitled to convert their shares to shares of Common Stock as follows:

         Right to Convert. Each share of Series B Preferred may, at the option of the holder of record, be converted after 3 years from its date of issuance, into one share of Common Stock, subject to adjustment as set forth below. In the event of a Change in Control (as defined in Section 8 below), however, each share of Series B Preferred may, at the option of the holder of record, be converted into one share of Common Stock.

         Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Series B Preferred and any fractional shares which otherwise result from conversion by a holder of all his shares of Series B Preferred then being converted (taken together as a group) will be redeemed by payment in cash of an amount equal to such fraction by the then effective market price per share of Common Stock as promptly as funds legally are available therefor.

         Adjustment for Combination or Consolidations of Common Stock. In the event the Corporation at any time or from time to time after November 21, 2002, effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares, then the existing conversion ratio for the Series B Preferred will be increased or decreased proportionately.

         Adjustment for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time after November 21, 2002, makes or issues a dividend payable in Common Stock to holders of record of its Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights ("Common Stock Equivalents"), convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for Common Stock Equivalents or the additional shares of Common Stock, then and in such event, for the purpose of protecting the holders of Series B Preferred from any dilution in connection therewith, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividends or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such a record date. In each such event the then existing conversion ratio for the Series B Preferred will be increased as of the time of such issuance or, in the event such a record date has


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been fixed, as of the close of business on such record date, by multiplying the conversion ratio of 1.0 for the Series B Preferred by a fraction, the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents, and the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date has been fixed and such dividend is not fully paid or if such distribution is not made on the date fixed therefor, the conversion ratio for the Series B Preferred will be recomputed accordingly as of the close of business on such record date and thereafter the conversion ratio for the Series B Preferred will be adjusted pursuant to this paragraph 4(d) as of the date of actual payment of such dividends or distributions.

         Recapitalization, Reorganization, Merger, Consolidation, or Disposition of Assets. In the event the Corporation shall recapitalize, reorganize, or merge (other than a merger in which the Corporation is the surviving corporation) with or consolidate into another person, or shall sell, transfer, or otherwise dispose of all or substantially all of its property, assets, or business to another person, and, pursuant to the terms of such recapitalization, reorganization, merger, consolidation or disposition of assets, shares of common stock or other securities, property, or assets of the successor or acquiring corporation or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock of the Corporation (an "Organic Change"), then each holder of the Series B Preferred shall have the right to receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofor acquirable and receivable upon the conversion of such holder's Series B Preferred, such shares of stock, securities, or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to each holder of Series B Preferred outstanding, such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to acquire. The foregoing provisions of this Section 4(e) shall similarly apply to successive mergers, consolidations, or dispositions of assets.

         If a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty (50%) percent of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person, unless prior to the consummation thereof, each holder of the Series B Preferred shall have been given a reasonable opportunity to then elect to receive, either the stock, securities, cash, or assets then issuable with respect to the Common Stock or the stock, securities, cash, or assets, or the equivalent, issued to previous holders of Common Stock in accordance with such offer, as such holder would have received if such holder had converted its Series B Preferred immediately prior thereto. Notwithstanding anything else to the contrary, in the event of an Organic Change or a change described herein, the holders of the Series B Preferred may immediately convert their Series B Preferred to Common Stock.

         Other Action Affecting Common Stock. If a state of facts shall occur, which, without being specifically controlled by the provisions of the foregoing Sections 4(a)-(e), inclusive, which would not fairly protect the conversion rights of the Series B Preferred in accordance with the essential intent and principals of such provisions, then the Board of Directors of the Corporation shall in good faith make an adjustment in the application of such provisions, in accordance with such essential intent and principals, so as to protect such conversion rates.

         Mechanics of Conversion. Before any holder of Series B Preferred will be entitled to convert the same into shares of Common Stock, it will surrender the certificate or certificates therefor, duly endorsed with signatures medallion guaranteed (if requested by the Corporation or its transfer agent), at the office of the Corporation or of any transfer agent for the Series B Preferred, and will give written notice to the Corporation


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stating the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it will be entitled as aforesaid, together with any cash to which such holder shall be entitled in respect of fractions shares. Such conversion will be deemed to have been made immediately prior to the close of business on the date of delivery of said notice to the Corporation or its transfer agent, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         No Impairment. The Corporation, whether by amendment of its Amended and Restated Articles of Incorporation, or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

         Reservation of Stock Issuable Upon Conversion. The Corporation shall attempt to keep available out of its authorized but unissued shares of Common Stock solely for the purposes of effecting the conversion of the shares of the Series B Preferred such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred, but if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred, the Corporation will take such actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purposes.

REDEMPTION.

         The Series B Preferred shall not be subject to redemption by the Corporation.

NO ASSIGNMENT.

         The Series B Preferred may not be assigned or transferred except to affiliates of the holders.

COVENANTS.

         In addition to any other rights by law, so long as any Series B Preferred is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Preferred, will not:

         Amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Articles of Incorporation or By-laws or this Certificate of Determination of Rights, Privileges and Preferences if such action would adversely alter or change the preferences, rights, privileges or power of, or the restrictions provided for the benefit of, any Series B Preferred, (except for an increase or decrease in the number of shares of Series B Preferred authorized hereby);

         Authorize or issue shares of any class or series of stock (other than the Series B Preferred expressly authorized herein) having any preference or priority as to dividends, assets, or other right superior to any such preference or priority of the Series B Preferred, or authorize or issue shares of stock of any class, convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets, or other rights, superior to any such preference or priority of the Series B Preferred; or

         Reclassify any class or series of any Common Stock or any other shares of stock hereafter created junior to the Series B Preferred into shares having any preference or priority as to dividends, liquidation or other right superior to any such preference or priority of the Series B Preferred.


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DEFINITIONS.

         Acquiring Person. "Acquiring Person" means any Person or Group or Affiliate, other than the Corporation and/or its affiliates, any employee benefit plan of the Corporation and/or its affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation and/or its affiliates.

         Affiliate. "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes hereunder, "control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933.

         Change in Control. "Change in Control" means the event that is deemed to have occurred if:

         Subsequent to the date of the Agreement, any Acquiring Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Corporation representing a majority of the combined voting power of the then outstanding Voting Securities of the Corporation; or

         The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation or entity (or, of no such approval is required, the consummation of such a merger or consolidation of the Corporation), other than a merger or consolidation that would result in the Voting Securities of the Corporation outstanding immediately before the consummation thereof continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or of a parent of the surviving entity) a majority of the combined voting power of the Voting Securities of the surviving entity (or its parent) outstanding immediately after that merger or consolidation; or

         The stockholders of the Corporation approve an agreement for the sale by the Corporation of all or substantially all of the Corporation's assets (or, if no such approval is required, the consummation of such a sale in one transaction or series of related transactions) other than a sale of all or substantially all the Corporation's assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation.

         Group. "Group" shall mean two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Corporation.

         Person. "Person" shall mean an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         Voting Securities. "Voting Securities" means any securities that are entitled to vote generally in the election of directors.

         RESOLVED, FURTHER, that the Chairman of the Independent Committee and the Secretary of the Independent Committee hereby are authorized and directed to prepare, execute, verify, file and record a Certificate of Determination of Rights, Privileges and Preferences in accordance with the foregoing resolutions and the provisions of Michigan law.

         RESOLVED, FURTHER, that the Chief Executive Officer of this Corporation be, and he is hereby authorized and empowered, for and on behalf of and in the name of this Corporation, to issue and deliver to Sun Global and/or its nominees certificates evidencing the Series B Preferred in those amounts and at those times as set forth in the Agreement currently and as it may be amended.


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         RESOLVED, FURTHER, that the President, is hereby authorized and empowered, for and on behalf of and in the name of this Corporation, to do and perform such other acts and things, and to make, execute, and deliver all those other instruments and documents as he may deem necessary, advisable or appropriate to comply with, or to evidence compliance with, the terms, conditions, or provisions of the Series B Preferred and all acts and things, whether heretofor or hereafter done or performed by the Chief Executive Officer of the Corporation in conformity with the intents and purposes of these Resolutions shall be, and the same are, hereby, in all respects, ratified, confirmed, and approved.

         RESOLVED, FURTHER, that the Secretary or any Assistant Secretary of the Corporation shall deliver certified copies of these Resolutions, as applicable, to the appropriate offices in the State of Michigan as required under the Michigan Business Corporation Act and to each holder of Series B Preferred requesting such a certified copy.

Dated:  November  21, 2002

                                               /s/ Jay F. Joliat
                                               ------------------------------
                                               Jay F. Joliat, Chairman of the
                                               Independent Committee


                                               /s/ David A. Hagelstein
                                               ------------------------------
                                               David A. Hagelstein, Secretary
                                               of the Independent Committee


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